Exhibit 23.1

CONSENT of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-268029) on Form S-8 of PB Bankshares, Inc. of our report dated April 1, 2024, relating to the consolidated financial statements of PB Bankshares, Inc., appearing in this Annual Report on Form 10-K of PB Bankshares, Inc. for the year ended December 31, 2023.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia

April 1, 2024